Exhibit 10.17

English Translation	CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 406

Supplemental Agreement

Party A: Chongqing Daqo New Energy Co., Ltd.

Party B: SUMEC Hardware & Tools Co., Ltd.

Pursuant to the principles set forth in the Strategic Cooperation Agreement dated December 3, 2008, Party A and Party B negotiated on certain matters not specified therein, such as price lock-up and its implementation procedures, on December 12, 2008 and agreed as follows:

1. Party B’s Profit Margin

The parties, abiding by the principles of mutual benefit, win-win and mutual development, have reached an agreement on the principles to determine pricing for photovoltaic modules after thorough due diligence on the market conditions of upstream and downstream markets of the photovoltaic industry. Given that the benchmark price of a standard photovoltaic module is * * * and Party B’s benchmark profit margin is * * *, Party B’s profit margins corresponding to the sales prices of modules shall be as follows:

Price of Modules (€/W)	* * * (exclusive of both numbers)	* * *	* * * (exclusive of both numbers)	* * *

Party B’s Profit Margin	* * *	* * *	* * *	* * *

If Party B needs to lower the price of its module products in order to obtain purchase orders with a larger volume and in the event that sales price of the modules may be lower than €2.0/W, Party B shall not enter into any module sales agreements without the prior consent of Party A. Otherwise, Party A will not be bind by any obligations. If Party A gives its prior consent under such circumstances, both parties will agree on Party B’s profit margin on a case-by-case basis.

2. Scope and Rate of Party B’s Fees

Scope and rate of Party B’s fees shall be calculated as follow:

0.1% of damages from breakage incurred in unpacking;

0.3% of damages from breakage incurred in processing;

1% of difference between the actual output power of a cell and the theoretical power of such cells;

* * * of financial costs;

0.05% of product liability insurance for modules;

Calculation of profit margin shall be based on the table above and process cost of modules includes expenses of other raw materials, labor and utilities, etc. at the amount of * * *.

During the valid period of this Agreement, where the breakage rate of unpacking is higher than 0.1%, such additional costs shall be borne by Party A and shall be deducted from the amount of products delivered; where the breakage rate of processing is higher than 0.3%, such additional costs shall be borne by Party B.

3. Conversion between Prices of Cells and Prices of Modules

Prices of cells (A) and modules (B) shall be converted in accordance with the following formula:

* * *

C% refers to the relevant profit margin, which shall be determined pursuant to sales price of modules set forth in Article 1; R refers to the exchange rate of Euro against RMB at the time of export.

Given the current exchange rate (€1=RMB8.6), price of cells corresponding to modules shall be as follows:

price of cells corresponding to €2.0 shall be RMB15.02/W;

price of cells corresponding to €2.1 shall be RMB15.76/W;

price of cells corresponding to €2.2 shall be RMB16.48/W; and

price of cells corresponding to €2.3 shall be RMB17.18/W.

Considering the risk arising from fluctuation of exchange rates, the parties will mutually agree on a future exchange rate of Euro against RMB within the term of overseas purchase orders, and Party B shall be responsible to enter into foreign exchange forwarding arrangements to lock-up the agreed future exchange rate. If either party disagrees with such lock-up arrangement, such party shall be responsible for any exchange rate loss that may incur.

4. Performance of Cells Purchase Agreement

The parties shall enter into a cell purchase agreement within 3 days after Party B confirms purchase orders from an overseas customer and gives notice to Party A, provided the sales price is within the price range provided in Article 1, or after Party B obtains consent from Party A (if the price is lower than the minimal price provided in Article 1). Sales price of cells shall be determined in accordance with provisions set forth above, and the cells shall be delivered no later than one month after the execution of a cells purchase agreement. Payment shall be made within three days upon delivery. The advance payment from Party B to Party A at the amount of RMB30 million as set forth in the Strategic Cooperation Agreement between the parties dated December 3, 2008 will be deducted from Party B’s payment to Party A in the amount equaling to 10% of each purchase price. Such deduction arrangement does not apply to the initial installment to be returned by Party A to Party B in the amount of RMB50 million. The settlement date of each cells purchase agreement shall be the day on which the refund is deducted accordingly.

This agreement is to supplement the Strategic Cooperation Agreement dated December 3, 2008 and shall have the same legal effect therewith. Matters that are not provided herein shall be resolved by the parties through negotiation.

This agreement shall be executed in two counterparts, each of which shall be held by each party, and shall come into effect upon execution by both parties.

Party A: Chongqing Daqo New Energy Co., Ltd.		Party B: SUMEC Hardware & Tools Co., Ltd.

Signature:	/s/	Signature:	/s/
(company seal)		(company seal)
Date: December 12, 2008		Date: December 12, 2008

Note:

*	Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

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